                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         DEEPTECH INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)


----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         -------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------
     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------
     (3) Filing Party:

         -------------------------------------------------------------------
     (4) Date Filed:

         -------------------------------------------------------------------

--------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                          DEEPTECH INTERNATIONAL INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 1997

         TO THE STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders of DeepTech International Inc. ("DeepTech") to be held at The Luxury
Collection Hotel Houston, 1919 Briar Oaks Lane, Houston, Texas at 9:00 a.m., Houston time, on Friday, December 19, 1997, for the following purposes:

         1. To elect ten directors of DeepTech to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' appointment of Price Waterhouse LLP as DeepTech's independent accountants for the fiscal year ending June 30, 1998;

         3. To ratify the Board of Directors' approval of a Restructuring Option Agreement with Tatham Offshore, Inc.; and

         4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

         Holders of record of DeepTech's common stock at the close of business on November 19, 1997 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

         Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                       By Order of the Board of Directors,

                                       THOMAS P. TATHAM
                                       Chairman of the Board


Houston, Texas
November 25, 1997

                          DEEPTECH INTERNATIONAL INC.
                           7500 TEXAS COMMERCE TOWER
                               600 TRAVIS STREET
                             HOUSTON, TEXAS  77002
                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

         The enclosed form of proxy is solicited by the Board of Directors of DeepTech International Inc. ("DeepTech") to be used at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Luxury Collection Hotel Houston, 1919 Briar Oaks Lane, Houston, Texas at 9:00 a.m., Houston time, on Friday, December 19, 1997. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of DeepTech on or about November 25, 1997. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of DeepTech before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the Annual Meeting may revoke their proxies and vote in person.

         Holders of record at the close of business on November 19, 1997 of DeepTech's common stock, $.01 par value per share ("Common Stock"), will be entitled to one vote per share on all matters submitted to a vote of the stockholders at the meeting. The Common Stock is the only class of capital stock of DeepTech that is outstanding. On November 19, 1997, the record date, there were outstanding 20,574,103 shares of Common Stock.

         DeepTech's Annual Report for the fiscal year ended June 30, 1997, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

         Unless the context otherwise requires, references in this Proxy Statement to "DeepTech" shall mean DeepTech International Inc., a Delaware corporation, and references to the "Company" or its operations shall mean DeepTech and its consolidated subsidiaries, including Leviathan Gas Pipeline Company (indirectly 85%-owned) ("Leviathan"), DeepFlex Production Services, Inc. (100%-owned) ("DeepFlex"), Offshore Gas Marketing, Inc. (80%-owned) ("Offshore Marketing") and Offshore Gas Processors, Inc. (85%-owned) ("Offshore Processors"), and their respective consolidated subsidiaries and operations and Tatham Offshore, Inc. and its consolidated subsidiaries (36%-owned) ("Tatham Offshore") and operations. Leviathan is the general partner of Leviathan Gas Pipeline Partners, L.P., a Delaware limited partnership (together with its subsidiaries, the "Partnership"), in which DeepTech owns an indirect 23.2% effective interest.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting, ten directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been duly elected and qualified. All of the director nominees are currently directors of DeepTech. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and DeepTech's Restated Certificate of Incorporation and By-laws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the following ten nominees. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted "FOR" the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

DIRECTOR NOMINEES

         THOMAS P. TATHAM, age 52, has served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech since October 1989 and as Chairman of the Board and a Director of Leviathan since February 1989. Mr. Tatham served as Chief Executive Officer of Leviathan from February 1989 through June 1995 and has served as Chairman of the Board and Director of Tatham Offshore since its inception in 1988 and as Chief Executive Officer of Tatham Offshore since November 1995. Mr. Tatham has over 27 years experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry.

         CONRAD P. ALBERT, age 51, has served as a Director of DeepTech since February 1992. Since December 1991, he has pursued personal investments. From 1969 to 1991, Mr. Albert served in various positions with Manufacturers Hanover Trust Company, most recently serving as Executive Vice President in charge of worldwide energy lending and corporate finance. Mr. Albert is also a Director of Anadarko Petroleum Corporation. Mr. Albert holds a B.A. from the University of North Carolina at Chapel Hill.

         LANEY CHOUEST, age 43, has served as a Director of DeepTech since October 1995. Dr. Chouest is the Senior Vice President and one of the owners of Edison Chouest Offshore and associated companies. Edison Chouest Offshore is a fourteen hundred employee, family-owned business which builds and operates specialized offshore vessels. Edison Chouest Offshore conducts operations worldwide and is headquartered in Galliano, Louisiana. Dr. Chouest holds a doctorate in medicine from Louisiana State University Medical School and conducted a private medical practice from 1979 until joining the family business in 1983. He currently serves as a Director of the Offshore Marine Service Association, a group which he has previously served as Chairman. Dr. Chouest is also a member of the United States Coast Guard's National Offshore Safety Advisory Committee and is a former Director of the National Ocean Industry Association. Dr. Chouest is a Director of Kaman Corporation.

         CHARLES M. DARLING, IV, age 49, has served as President and General Counsel of DeepTech since May 1997 and as a Director of Leviathan and DeepTech since October 1989 and February 1989, respectively. Prior to joining DeepTech, Mr. Darling was a partner in the law firm of Baker & Botts, L.L.P. since 1980, originally joining the firm in 1974. Mr. Darling represented companies in the oil and gas industry for over 20 years and has been involved in vanguard projects in the natural gas industry from a regulatory and business perspective.

         ROBERT E. FOX, age 68, has served as a Director of DeepTech since October 1995. Mr. Fox is President of TERM Energy Corporation, a family corporation based in Harrisville, West Virginia which operates oil and gas wells. Mr. Fox also serves as consultant to various companies in the oil and gas industry. Mr. Fox is a Director of Century Offshore Management Corporation, Lexington, Kentucky. Mr. Fox was Chairman of Richmond Oil and Gas PLC, a London Stock Exchange listed oil and gas company, from October 1990 to December 1993. Mr. Fox served as Managing Director and Chief Executive Officer of Oil Exploration (Holdings) Ltd. from 1974 to 1979. He served on the Board of Directors of LASMO Energy PLC from 1979 to 1989. He also served as Managing Director and Chief Executive Officer in the Netherlands for Placid Oil Company from 1964 to 1973. Mr. Fox holds a B.S. degree in geology from Marshall University, a M.S. in geology from University of Illinois and an honorary doctorate in science degree from Heriot Watt University, Edinburgh, Scotland. He is a Registered Petroleum Engineer, a Trustee and Life Member of the American Association of Petroleum Geologists, a Fellow of the Geological Society of America and a Member of the Society of Petroleum Engineers.

         STEVEN L. GERARD, age 52, has served as a Director of DeepTech since August 1992. Since September 1992, Mr. Gerard has served as Chairman of the Board of Directors and Chief Executive Officer of Triangle Wire & Cable, Inc. From April 1992 to May 1992, he served as Chief Executive Officer of Mountleigh Group, plc, a London based property management company ("Mountleigh"), during its restructuring. Mountleigh was placed in receivership under United Kingdom law on May 25, 1992. From July 1990 until April 1992, Mr. Gerard was a Senior Managing Director of Citibank, N.A. ("Citibank") responsible for credit, portfolio and risk management for Citibank's corporate and investment banking activities in the United States, Japan, Europe and Australia. From August 1987 to July 1990, he was Division Executive for the National Corporate Finance Division of Citibank. Prior thereto, Mr. Gerard was the Senior Corporate Workout Officer in the Institutional Recovery Management Division of Citibank. Mr. Gerard is also a Director of Banner Aerospace, Inc. and U.S. Home Corporation.

         NANCY K. QUINN, age 44, has served as a Director of DeepTech since October 1995. Ms. Quinn has served as a Director of the Beacon Group Capital Services, L.L.C. since August 1996. Ms. Quinn was a Managing Director and co-head of the Energy and Natural Resources Group at PaineWebber Incorporated from December 1994 through November 1995. Ms. Quinn was employed by Kidder, Peabody & Co. Incorporated from 1982 until December 1994, serving as a Managing Director and co-head of the Natural Resources Group from 1990 through 1994.
Ms. Quinn holds a B.F.A. degree from Louisiana State University and an M.B.A. degree from the University of Arkansas.

         JANET E. SIKES, age 43, has served as Secretary of DeepTech since August 1993, a Director of DeepTech since July 1993, Treasurer of DeepTech since May 1991 and as a Director of Leviathan since September 1991. Ms. Sikes has managed accounting, treasury, cash management and financial reporting functions for various entities owned and controlled by Mr. Tatham since 1981. Prior thereto, Ms. Sikes worked in the audit division of Price Waterhouse LLP ("Price Waterhouse"), and for two years as the Assistant Controller of Ocean Marine Services, Inc. Ms. Sikes holds a B.B.A. from Texas A&M University and is a certified public accountant.

         GRANT E. SIMS, age 42, has served as a Senior Vice President of DeepTech since December 1992, as a Director of DeepTech since July 1993 and as Chief Executive Officer of Leviathan since June 1995. Mr. Sims has served as a Director of Leviathan since July 1994. In addition, Mr. Sims served as the President of Leviathan from March 1994 to June 1995. Prior to his employment with DeepTech, Mr. Sims served as an independent consultant with clients ranging from United Gas Pipe Line Company to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") following a ten year career at Transco Energy Company ("Transco") where he directed Transco's non-jurisdictional gas activities. Mr. Sims received a B.A. and Ph.D. in Economics from Texas A&M University.

         DONALD V. WEIR, age 56, has served as Chief Financial Officer and a Director of DeepTech since June 1991, Vice President of DeepTech since 1989 and Secretary of DeepTech from 1989 to August 1993. In addition, Mr. Weir has served as a Director of Leviathan since 1989, Secretary of Leviathan since March 1994, Chief Operating Officer of Leviathan from 1989 to March 1994, Secretary and a Director of Dover Technology, Inc. ("Dover"), a 50%-owned affiliate of DeepTech, since 1989, Secretary and a Director of Tatham Offshore from 1988 to September 1995 and as Chief Financial Officer of Tatham Offshore from 1991 to September 1995. From 1988 until 1991, he served as a Vice President of Tatham Offshore. Prior to joining DeepTech, Mr. Weir served in various executive capacities with numerous entities owned and controlled by Mr. Tatham. Prior to joining Mr. Tatham's organizations in 1980, Mr. Weir was with Price Waterhouse for 14 years.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD

         Board Meetings. The Board of Directors held four meetings during the fiscal year ended June 30, 1997. During the fiscal year ended June 30, 1997, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which each such director served except for Mr. Michael H. Lam. Mr. Lam attended 25% of the meetings of the Board of Directors.

         Committees of the Board of Directors. DeepTech had the following committees of the Board of Directors during the fiscal year ended June 30, 1997:

         Compensation Committee. The Compensation Committee of the Board of Directors, which was comprised of Messrs. Gerard (Chairman), Albert and Ben T. Morris, met three times during the fiscal year ended June 30, 1997. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation to be paid to the executive officers of DeepTech. Mr. Morris resigned from the Board of Directors effective September 30, 1997.

         Executive Committee. The Executive Committee did not meet during the fiscal year ended June 30, 1997. The Executive Committee may exercise all of the power of the Board of Directors, except where restricted by DeepTech's By-laws or by applicable law. Approval of any matter before the Executive Committee is subject to approval by an outside Director. The Executive Committee is currently comprised of Messrs. Tatham (Chairman), Weir and Sims.

         Conflicts and Audit Committee. The Conflicts and Audit Committee provides two primary services. First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of DeepTech, including changes in accounting practices and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to DeepTech. The Conflicts and Audit Committee also reviews other matters that it deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to DeepTech. The Conflicts and Audit Committee, comprised of Messrs. Morris (Chairman), Gerard and Albert, met one time during the fiscal year ended June 30, 1997. The Conflicts and Audit Committee also met once during September 1997.

COMPENSATION OF DIRECTORS

         Directors of DeepTech are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. Directors of DeepTech who are not officers or affiliates of DeepTech are paid an annual fee of $30,000 plus $2,000 per meeting attended. In addition to standard director compensation, each director of DeepTech who is not an officer or affiliate of DeepTech has been granted options to purchase 150,000 shares of Common Stock. The options were issued at the fair market value at the date of grant and are exercisable until one year from cessation of service. See "-- Non-Employee Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Ralph Eads, a current Director of DeepTech, is a Managing Director of DLJ and an officer of certain of DLJ's affiliates that have made loans to DeepTech and certain of its affiliates. DLJ and certain of its affiliates have provided investment banking and related services to DeepTech, Leviathan, Tatham Offshore and the Partnership in the past for which they have received customary compensation. DLJ and its affiliates also own interests in DeepTech and overriding royalty interests in certain other oil and gas leases held by Tatham Offshore. Mr. Eads is not standing for re-election as a Director of DeepTech. See "-- Voting Securities and Principal Stockholders."

         Mr. Morris, a Director of DeepTech through September 30, 1997, is an officer and shareholder of Sanders Morris Mundy Inc. ("SMM"). During the past several years, SMM has provided investment banking services to DeepTech and its affiliates, including acting as an underwriter in connection with Tatham Offshore's initial public offering of its common stock and a public offering by the Partnership of its preference units, for which it has received customary compensation. In addition, Mr. Morris receives quarterly cash dividends from Leviathan Holdings Company ("Leviathan Holdings") common stock held by him. Leviathan Holdings, an 85%-owned subsidiary of DeepTech, owns 100% of Leviathan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation earned by DeepTech's Chief Executive Officer and each of its four other most highly compensated executive officers for the fiscal year ended June 30, 1997 (collectively, the "Named Officers") in salary and bonus for services rendered in all capacities to DeepTech and its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995:



                                                       ANNUAL COMPENSATION                                LONG-TERM
                                    ------------------------------------------------------------------   COMPENSATION
                                                                       MARKET VALUE      OTHER ANNUAL       AWARDS     ALL OTHER
NAME/PRINCIPAL             FISCAL     SALARY              BONUS          OF STOCK       COMPENSATION(1)     OPTIONS   COMPENSATION
POSITION                   YEAR         ($)                ($)           ISSUED(2)           ($)              (#)        ($)
Thomas P. Tatham.........  1997     $1,000,000               --                --       $1,400,000(3)          --        --
Chief Executive Officer    1996             --(4)            --(4)     $3,331,750(4)    $   39,178(5)     300,000(6)(9)  --
DeepTech                   1995     $  600,000               --(7)     $  600,000(7)    $  107,714(8)     100,000(9)     --

James H. Lytal...........  1997     $  200,000         $113,166                --               --        175,000(10)    --
President                  1996     $  120,000(11)           --        $   66,100(11)           --         90,000(12)    --
Leviathan                  1995     $  125,301         $ 32,067(13)            --               --         50,000(14)    --

John H. Gray.............  1997     $  225,000               --                --               --        125,000(12)    --
Chief Operating Officer    1996     $  175,000               --                --               --        190,000(15)    --
Leviathan                  1995     $  165,700               --                --               --             --        --

Grant E. Sims............  1997     $  350,000         $239,499                --               --        125,000(12)    --
Chief Executive Officer    1996     $  315,000               --                --               --        190,000(15)    --
Leviathan                  1995     $  193,750         $ 54,547(16)            --       $   25,722(17)    350,000(18)    --

Donald V. Weir...........  1997     $  250,000               --                --               --               --      --
Chief Financial Officer    1996     $  200,000               --                --               --        125,000(9)     --
DeepTech                   1995     $  179,162               --                --       $   86,899(19)     50,000(9)     --

-----------
   (1) Other Annual Compensation excludes the aggregate value of perquisites when such value is less than the lesser of $50,000 or 10% of total annual Salary and Bonus for each Named Officer.

   (2) Consists of the aggregate market value of Common Stock and Tatham Offshore common stock issued as a result of the exercise of options granted pursuant to the Deferred Compensation Arrangement (as defined herein) for salary and bonuses. The aggregate market value is calculated based on the last reported sales prices of the common stock on the dates of exercise of the options.

   (3) Effective July 1, 1996, the Compensation Committee of DeepTech's Board of Directors established a compensation plan for Mr. Tatham for the years ended June 30, 1997 and 1998. Under this compensation plan, Mr. Tatham is to receive a base salary of $1,000,000 per annum plus $1,400,000 per annum to be credited against incentive bonuses as they are earned. The base salary and bonus are payable at the rate of $200,000 per month. The Compensation Committee detailed certain performance goals for the Company and Mr. Tatham which would allow him to earn the incentive bonus payments over the two year period. The performance goals are structured to reward Mr. Tatham for enhancing shareholder value through increased earnings per share and the financing of key projects.

   (4) Mr. Tatham's salary and bonus for the year ended June 30, 1996 was settled through the issuance of options pursuant to DeepTech's Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of salary deferred, Mr. Tatham was entitled to apply $3 in the exercise of options to acquire Common Stock or Tatham Offshore common stock under DeepTech's Amended Equity Incentive Plan or Tatham Offshore's Equity Incentive Plan, respectively.
         Through June 30, 1996, Mr. Tatham had exercised options to acquire 600,125 shares of Common Stock in full settlement of his salary for the fiscal year ended June 30, 1996. In addition, Mr. Tatham was awarded a bonus during the year ended June 30, 1996 related to the sale of the FPS Eddie Delahoussaye. This bonus was settled pursuant to the Deferred Compensation Arrangement in September 1995 when Mr. Tatham exercised options to purchase 150,000 shares of Common Stock. The aggregate market value of the 750,125 shares of Common Stock issued, calculated based on the last reported sales price on the dates of exercise, was $3,331,750. See "-- Option Exercises and Year-End Value Table."

   (5)   Represents dues for club memberships.

   (6) Excludes options to acquire 1,666,666 shares of Common Stock that were granted by DeepTech to Mr. Tatham during the fiscal year ended June 30, 1996 related to matters other than for executive compensation.

   (7) Mr. Tatham's bonus was earned during the year ended June 30, 1995 but was deferred under the Deferred Compensation Arrangement with DeepTech. In August 1995, Mr. Tatham exercised options to purchase 150,000 shares of Common Stock in settlement of this bonus obligation. The market value of the 150,000 shares of Common Stock issued, calculated based on the last reported sales price on the date of exercise, was $600,000. See "-- Option Exercises and Year-End Value Table."

   (8) Includes $85,400 to pay the initial membership fees at two country clubs.

   (9)   Options granted pursuant to the Amended Equity Incentive Plan.

   (10) Includes 125,000 stock appreciation rights ("SARs") granted pursuant to the Partnership's Unit Appreciation Rights Plan and 50,000 shares of restricted Common Stock.

   (11) A portion of Mr. Lytal's salary for the year ended June 30, 1996 was settled through the issuance of options pursuant to DeepTech's Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of bonus deferred, Mr. Lytal was entitled to apply $1.50 in the exercise of options to acquire Common Stock under DeepTech's Amended Equity Incentive Plan or $2.00 in the exercise of options to acquire Tatham Offshore common stock under Tatham Offshore's Equity Incentive Plan. Through June 30, 1996, Mr. Lytal had exercised options to acquire 10,000 shares of Common Stock and 21,979 shares of Tatham Offshore common stock in full settlement of the portion of salary deferred. The aggregate market value of the 10,000 shares of Common Stock and the 21,979 shares of Tatham Offshore common stock issued, calculated based on the last reported sales prices on the dates of exercise, was $66,100.

   (12)  SARs granted pursuant to the Partnership's Unit Appreciation Rights
         Plan.

   (13) Includes $22,067 of bonus payable pursuant to Mr. Lytal's employment agreement. See "-- Employment Agreements."

   (14) Options were issued pursuant to Mr. Lytal's employment agreement. See "-- Employment Agreements" and "-- Ten Year Options Repricings."

   (15) Includes 100,000 options granted pursuant to the Amended Equity Incentive Plan and 90,000 SARs granted pursuant to the Partnership's Unit Appreciation Rights Plan.

   (16) Bonuses payable pursuant to Mr. Sims' employment agreement. See "-- Employment Agreements."

   (17)  Includes $20,400 to pay the initial membership fee at a country club.

   (18) Includes options to purchase 50,000 shares of Common Stock granted pursuant to the Amended Equity Incentive Plan which were canceled during the fiscal year ended June 30, 1996 in connection with the grant of 100,000 options pursuant to the Amended Equity Incentive Plan and options to purchase 300,000 shares of Common Stock issued in connection with Mr. Sims' continued employment. See "-- Employment Agreements."

   (19) Includes $8,136 related to the use of an automobile provided by DeepTech and $74,025 to pay the initial membership fees at two country clubs.

OPTION GRANTS

         The following table sets forth certain information with respect to option grants made to the Named Officers under the Amended Equity Incentive Plan and otherwise during the fiscal year ended June 30, 1997:

                                        PERCENT OF
                                          TOTAL
                                         OPTIONS
                                         GRANTED
                       NUMBER OF            TO         EXERCISE                     POTENTIAL REALIZABLE VALUE AT
                   SHARES OF COMMON     EMPLOYEES         OR                           ASSUMED ANNUAL RATES OF
                   STOCK UNDERLYING     IN FISCAL     BASE PRICE    EXPIRATION      STOCK PRICE APPRECIATION FOR
         NAME       OPTIONS GRANTED        YEAR         ($/SH)         DATE                  OPTION TERM
                                                                                      5%   ($)          10%   ($)
James H. Lytal        250,000            33.3%         $ 5.75        3/19/2007      $ 1,021,000       $ 2,664,000
                      125,000(1)         15.6%         $21.50        2/17/2003      $ 1,094,000       $ 2,312,000

Grant E. Sims         125,000(1)         15.6%         $21.50        2/17/2003      $ 1,094,000       $ 2,312,000

John H. Gray          125,000(1)         15.6%         $21.50        2/17/2003      $ 1,094,000       $ 2,312,000

--------
 (1)  Issued under the Partnership's Unit Rights Appreciation Plan.

OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth certain information regarding the outstanding options and warrants to purchase Common Stock held by the Named Officers at June 30, 1997:

                                                                      NUMBER OF                 VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                              SHARES ACQUIRED       VALUE           FISCAL YEAR-END (#)            FISCAL YEAR-END
             NAME             ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE(3)   EXERCISABLE/UNEXERCISABLE
Thomas P. Tatham ...........        722,91(1)          --(2)   2,568,749(4)/         --      $5,603,121(4)/  $     --
James H. Lytal .............            --             --         12,500   /    287,500         $50,000   /  $712,500
John H. Gray ...............            --             --         75,000   /     75,000        $100,000   /  $300,000
Grant E. Sims ..............            --             --        300,000   /     75,000        $943,750   /  $300,000
Donald V. Weir .............            --             --         81,250   /     93,750        $125,000   /  $375,000

---------
(1) Options exercised to purchase Common Stock were acquired by Mr. Tatham related to matters other than executive compensation and unrelated to the operations of DeepTech.
(2) On May 21, 1997, Mr. Tatham exercised 447,917 warrants to purchase a like amount of shares of Common Stock at $4.50 per share. In addition, Mr. Tatham exercised 275,000 warrants to purchase a like amount of shares of Common Stock at $10.00 per share. On May 21, 1997, Common Stock closed at $6.44 per share on The Nasdaq National Market.
(3) All unexercisable options in this column relate to options which were issued pursuant to DeepTech's Amended Equity Incentive Plan.
(4) Excludes options to acquire 125,000 shares of Common Stock at $4.50 per share purchased by Mr. Tatham in August 1996.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

         The duty of members of the Compensation Committee is to administer the executive compensation program for DeepTech. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of DeepTech and evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board of Directors with regard to executive compensation.

         The goals of the Compensation Committee in establishing DeepTech's executive compensation program are as follows:

         (1) To fairly compensate the executive officers of DeepTech and its subsidiaries for their contributions to DeepTech's short-term and long-term performance. The elements of DeepTech's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives.

         (2) To allow DeepTech to attract, motivate and retain the management personnel necessary to DeepTech's success by providing an executive compensation program comparable to that offered by companies with which DeepTech competes for such management personnel.

         The elements of the executive compensation program described above are implemented and periodically reviewed and adjusted by the Compensation Committee. The annual base salaries of the Chief Executive Officer of DeepTech and the other executive officers are determined based on individual performance, experience and comparison with salaries paid by DeepTech's industry peers and other companies in similar industries with comparable revenue while linking the payment of compensation to DeepTech's achievement of certain financial goals. In developing salary recommendations, the Compensation Committee reviewed salaries of similar positions in similarly sized companies which engage in DeepTech's business. The Compensation Committee confirmed that the overall compensation packages over the last several years, including the executive officers' equity ownership in DeepTech and/or its subsidiaries, were consistent with the Compensation Committee's stated objective.

                           TEN YEAR OPTION REPRICINGS

         The following table sets forth certain information with respect to stock options canceled and new options granted at the new exercise price during the last ten years to Named Officers of DeepTech.

                                    NUMBER OF                                                            LENGTH OF
                                     OPTIONS      MARKET PRICE OF   EXERCISE PRICE                    ORIGINAL OPTION
                                   REPRICED OR    STOCK AT TIME OF    AT TIME OF                       TERM REMAINING
                                     AMENDED        REPRICING OR     REPRICING OR      NEW EXERCISE   AT REPRICING OF
       NAME               DATE         (#)           AMENDMENT         AMENDMENT          PRICE          AMENDMENT
James H. Lytal          11/14/95     50,000            $4.00             $10.50            $4.00          105 months
Donald V. Weir          11/14/95     75,000            $4.00             $13.50            $4.00          102 months

         In October 1995, the Compensation Committee of the Board of Directors authorized the exchange and repricing of certain outstanding stock options (the "Old Options") held by employees of DeepTech whereby these employees could voluntarily surrender certain existing stock options and receive new stock options (the "New Options") on the terms described below. The Board of Directors noted that the overall purpose of DeepTech's Amended Equity Incentive Plan is to attract and retain the services of DeepTech's employees and to provide incentives to such person to exert maximum efforts for DeepTech's success. The Board of Directors concluded that the decline in the market value of Common Stock had frustrated these purposes and diminished the value of DeepTech's stock option program as an element of DeepTech's compensation arrangements. Accordingly, the Board of Directors adopted a repricing program. At the time of the repricing, the exercise price of the Old Options ranged from $10.50 to $13.50 per share. The exercise price of all New Options is $4.00 per share. In connection with the repricing, Mr. Lytal exchanged an aggregate of 50,000 shares subject to Old Options for 50,000 shares of New Options. In connection with the repricing, Mr. Weir exchanged an aggregate of 75,000 shares subject to Old

Options for 75,000 shares subject to New Options. Mr. Weir also received options to purchase an additional 50,000 shares at $4.00 per share at the time of the repricing.

                            COMPENSATION COMMITTEE
                          ---------------------------
                          Steven L. Gerard (Chairman)
                          Conrad P. Albert

EQUITY INCENTIVE PLAN

         General. In 1993, the Board of Directors adopted, and the stockholders of DeepTech approved, the 1993 Employee Stock Option Plan. The 1993 Employee Stock Option Plan was amended and restated in 1995 and renamed the Amended Equity Incentive Plan (as so amended and restated, the "Plan").
The amendment and restatement of the Plan was effected to provide DeepTech with additional flexibility in making a variety of awards pursuant to the Plan including stock options, restricted stock, and stock value equivalent awards. In addition, during DeepTech's fiscal year ending June 30, 1996, DeepTech issued stock options under the Plan to certain employees of DeepTech who agreed to defer certain cash salary and bonus otherwise due.

         Summary of Plan. Under the Plan, DeepTech may grant to employees, consultants or agents of DeepTech or any of its subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Plan, DeepTech may grant awards of Common Stock subject to restrictions on sale or other disposition of such shares ("Restricted Stock Grant"), and such other requirements as the Compensation Committee deems appropriate including the requirement that such shares be forfeited upon termination of employment for certain reasons within a specified period of time. Pursuant to the Plan, DeepTech may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time ("Stock Value Equivalent Awards"). Stock Options, Restricted Stock Grants and Stock Value Equivalent Awards are referred to collectively herein as "Awards."

         Except with respect to outstanding Awards, and unless sooner terminated by action of DeepTech's Board of Directors (the "Board"), or the committee thereof charged with administration of the Plan, the Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan is 4,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         The Board may terminate or suspend the Plan (or any portion thereof) at any time with respect to any shares for which Awards have not previously been granted and remain outstanding. The Board has the right to alter or amend the Plan or any part thereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Award without the written consent of such Plan participant; and provided, further, that the Board may not, without stockholder approval as required under the Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Plan (other than in connection with adjustments permitted by the Plan), (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to participants under the Plan, or (iv) extend the termination date of the Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor the qualification requirements of Section 401 of the Code.

         The Plan is administered by the Compensation Committee, a committee appointed by the Board composed of two or more directors of DeepTech. Each member of the Compensation Committee is a disinterested person within the meaning of Rule 16b-3 of the Exchange Act and qualifies as an "outside director," as such term is used for the purposes of Section 162(m) of the Code and any rules and regulations promulgated thereunder.

         Subject to the provisions of the Plan, the Compensation Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Plan (subject to the terms of the Plan). The Compensation Committee is authorized to interpret the Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Plan.

         As of June 30, 1997, there were 2,625,625 Nonqualified Stock Options and 150,000 shares of restricted common stock of DeepTech outstanding that were issued pursuant to the Plan.

EMPLOYMENT AGREEMENTS

         In December 1992, DeepTech entered into an employment agreement with Mr. Sims, Senior Vice President and a Director of DeepTech and Chief Executive Officer of Leviathan, the terms of which provide for: (i) a $150,000 minimum annual salary, (ii) annual bonuses based on the earnings performance of Offshore Marketing, (iii) the transfer to Mr. Sims of 5% of the then outstanding common stock of Offshore Marketing, (iv) a 15% interest in Offshore Marketing's net profits after taxes, (v) the conditional right to exchange such 15% net profits interest for shares of Offshore Marketing common stock representing 15% of its then outstanding common stock and (vi) the grant of a series of options to purchase a total of 375,000 shares of Common Stock at an exercise price of $4.25 per share (the estimated fair market value on date of grant). Such options vest in increments of 75,000 per year beginning January 31, 1993. Mr. Sims exercised options to purchase 75,000 shares of Common Stock in each of January 1994 and June 1994 and sold 5,000 shares of such Common Stock in January 1994. As of June 30, 1997, Mr. Sims held 145,000 shares of Common Stock purchased pursuant to such options. DeepTech determined that the Offshore Marketing common stock transferred to Mr. Sims pursuant to his employment agreement had only de minimis value given the financial position of Offshore Marketing on the date of such transfer. Pursuant to his employment agreement, Mr. Sims received no bonuses for the fiscal years ended June 30, 1993 and 1996 because Offshore Marketing recorded net losses for such fiscal years, and received bonuses of $15,256, $54,547 and $39,499 for the fiscal years ended June 30, 1994, 1995 and 1997, respectively.

         Additionally, in June 1995, DeepTech granted stock options to purchase 300,000 shares of Common Stock to Mr. Sims at an exercise price of $4.00 per share. The options were exercised on June 12, 1995 in exchange for a note payable to DeepTech in the aggregate amount of $1.2 million. The note accrues interest at 8% per annum and providing that if Mr. Sims continues to be employed by DeepTech for three years from the date of grant, DeepTech will forgive the note. If Mr. Sims does not continue to be employed by DeepTech for three years from the date of grant, he must repay the note by either (i) paying principal and interest or (ii) returning the Common Stock to DeepTech to satisfy repayment of principal and interest.

         In July 1994, DeepTech entered into an employment agreement with Mr. Lytal, President of Leviathan, the terms of which provide for: (i) a $145,000 minimum annual salary, (ii) annual bonuses based on the earnings performance of Offshore Marketing, (iii) a 5% interest in Offshore Marketing's net profits after taxes, (iv) the conditional right to exchange such 5% net profits interest for shares of Offshore Marketing common stock representing 5% of its then outstanding common stock and (v) the grant of options to purchase a total of 50,000 shares of Common Stock at an exercise price of $10.50 per share (the estimated fair market value on date of grant). Such options vested 30,000 on the first anniversary and 10,000 per year thereafter. During the year ended June 30, 1996, Mr. Lytal's options were repriced. See "-- Ten Year Option Repricings." Pursuant to his employment agreement, Mr. Lytal received no bonus for the fiscal year ended June 30, 1996 because Offshore Marketing recorded a net loss for such fiscal year and received bonuses of $22,067 and $13,166 for the fiscal years ended June 30, 1995 and 1997.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The Non-Employee Director Stock Option Plan (the "Director Plan") was adopted at the 1995 Annual Meeting of Stockholders in October 1995. The purpose of the Director Plan is to allow DeepTech to attract the best available individuals to serve as outside directors of DeepTech.

         All non-employee directors of DeepTech are eligible to participate in the Director Plan. The Director Plan provides for both automatic one time grants of Stock Options to DeepTech's non-employee directors and for the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.

         Except with respect to outstanding Stock Options, and unless sooner terminated by action of DeepTech's Board, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Stock Options may be granted under the Director Plan is 2,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         Under the Director Plan, grants of Stock Options to purchase 150,000 shares of Common Stock will be automatically made to all non-employee directors of DeepTech provided that such non-employee directors have not already received stock options to purchase 150,000 shares of Common Stock in connection with their service as a director of DeepTech. In addition, after the effective date of the Director Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 150,000 shares of Common Stock. The exercise price for the Stock Options to purchase 150,000 shares of Common Stock will be 100% of the fair market value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of the participant as a director of DeepTech. The Stock Options issued pursuant to these provisions will be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, shall expire on a date which is ten (10) years after the date of the grant.

         The Board may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options have not previously been granted and remain outstanding. The Board has the right to alter or amend the Director Plan or any part thereof from time to time; provided, however, that no change in any Stock Option theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Stock Option without the written consent of such Director Plan participant; and provided, further, that the Board may not, without stockholder approval as required under the Director Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan), (ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

         The Director Plan is not subject to any provisions of ERISA, nor the qualification requirements of Section 401 of the Code.

         The Director Plan Committee is authorized to interpret the Director Plan and may, from time to time, adopt, amend, or rescind rules and regulations relating to the implementation, administration and maintenance of the Director Plan.

         Included in the warrants outstanding at June 30, 1997 are 1,230,000 Nonqualified Stock Options issued pursuant to the Director Plan.

UNIT RIGHTS APPRECIATION PLAN

         In 1995, the Partnership adopted the Unit Rights Appreciation Plan (the "Unit Rights Plan") to provide the Partnership with the ability of making awards of Unit Rights, as hereinafter defined, to certain officers and key employees of the Partnership or its affiliates as an incentive for these individuals to continue in the service of the Partnership or its affiliates.

         Under the Unit Rights Plan, the Partnership may grant to senior officers of the Partnership or its affiliates, excluding the Chairman of the Board of Leviathan, currently Mr. Tatham, the right to purchase, or realize the appreciation in, a Preference Unit (a "Unit Right"), pursuant to the provisions of the Unit Rights Plan.

         The Unit Rights Plan is administered by a committee of the Board of Directors of the General Partner (the "Leviathan Board") comprised of two or more non-employee directors as defined by Rule 16 b-3 of the Exchange Act (the "Committee") provided that during the periods in which no such committee is appointed and empowered under the Unit Rights Plan, the Leviathan Board shall be the Committee for all purposes under the Unit Rights Plan.

         The aggregate number of Preference Units as to which Unit Rights may be issued pursuant to Unit Rights Plan shall not exceed 400,000 Preference Units per calendar year and 4,000,000 Preference Units over the term of the Unit Rights Plan, subject to adjustment as to both limitations under certain circumstances. No participant may be granted more than 400,000 Unit Rights in any calendar year. The exercise price of the Preference Units covered by the Unit Rights granted pursuant to the Unit Rights Plan shall be the closing price of the Preference Units as reported on the NYSE or, if the Preference Units are not traded on such exchange, as reported on any other national securities exchange on which the Preference Units are traded, on the date on which Unit Rights are granted pursuant to the Unit Rights Plan.

         As of September 2, 1997, a total of 1,200,000 Unit Rights have been granted under the Unit Rights Plan representing 400,000 Unit Rights for each of the calendar years 1995, 1996 and 1997. Each of Messrs. Sims, Lytal and Gray have been granted a total of 215,000 Unit Rights under the Unit Rights Plan.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of August 15, 1997, the beneficial ownership of the outstanding Common Stock of DeepTech by (i) each person who is known to DeepTech to beneficially own more than 5% of the outstanding Common Stock, (ii) each director and director nominee of DeepTech, (iii) each of the Named Officers and (iv) all executive officers and directors of DeepTech as a group. The following table and the footnotes thereto also set forth, as of August 15, 1997, the beneficial ownership of the common stock of certain subsidiaries of DeepTech by (i) each director and director nominee of DeepTech,
(ii) each of the Named Officers and (iii) executive officers and directors of DeepTech as a group.

                                                                   Shares of Class Beneficially Owned(1)
                                       ------------------------------------------------------------------------------------
                                                 DeepTech                 Tatham Offshore             Leviathan Holdings
                                               Common Stock              Common Stock(2)(3)             Common Stock(4)
                                       ---------------------------  ---------------------------     -----------------------
                                            Number       Percent       Number          Percent      Number        Percent
                                       --------------  -----------  ------------      ---------     -------      ----------
Conrad P. Albert...................       150,000 (5)          *              --           --            --             --
Harry J. Briscoe(6)(7).............     1,047,524 (8)       5.3%       1,048,227          3.9%           --             --
Laney Chouest......................       155,000 (9)          *          35,727 (10)        *           --             --
Phillip G. Clarke..................       172,260 (11)         *          63,786             *           --             --
Charles M. Darling, IV(12).........       525,981 (13)      2.6%          70,018 (14)        *         50.0            5.0%
Donaldson, Lufkin & Jenrette
  Securities Corporation...........     1,830,706 (15)      8.6%              --           --            --             --
Ralph Eads.........................       150,000 (9)          *              --           --            --             --
The Equitable Companies
  Incorporated.....................     2,156,450 (16)     10.0%              --           --            --             --
Robert E. Fox......................       151,688 (11)         *          35,727 (17)        *           --             --
Steven L. Gerard(18)...............       164,260 (19)         *          10,718 (20)        *           --             --
John H. Gray.......................        85,290 (45)         *              --           --          50.0            5.0%
Michael H. Lam.....................       173,508 (11)         *          15,363 (21)        *           --             --
Lehman Commercial
  Paper Inc. ......................     1,333,333 (22)      6.5%              --           --            --             --
James H. Lytal(23).................        22,721 (46)         *              --           --            --             --
Ben T. Morris......................       632,970 (24)      3.2%           8,407 (25)        *          2.5              *
Edward L. Moses, Jr. (26)..........        98,116 (27)         *         920,307 (28)     3.3%           --             --
Nancy Quinn(29). ..................       159,756 (11)         *          17,864 (30)        *           --             --
Janet E. Sikes.....................       276,069 (31)      1.4%           5,359 (32)        *           --             --
Grant E. Sims(33)..................       745,000 (34)      3.7%              --           --            --             --
Thomas P. Tatham(35)...............     9,926,431 (36)     44.1%       5,755,848 (37)    18.4%         30.0            3.0%
Donald V. Weir(38).................       309,090 (39)      1.5%              --           --          12.5           1.25%
Robert H. Williams(6)(40)..........     1,011,524 (8)       5.2%       1,026,771 (41)      3.7%          --             --
Executive officers and directors
  as a group (18 persons)(42)......    13,910,861 (43)     57.0%       6,951,625 (44)     21.7%         95.0           9.5%


--------------------------
*     Less than 1%.
(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the above date are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(2) Shares of Tatham Offshore's Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock"), Series B 8% Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") and Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") held by each named person are assumed converted into shares of Tatham Offshore common stock for the purpose of computing the number of shares of Tatham Offshore common stock beneficially owned by such person. Alternatively, each share of Series A, B and C Preferred Stock may be exchanged for four exchange warrants which are each exercisable to purchase one share of Tatham Offshore common stock at $0.653 per share. See "Certain Relationships and Related Transactions -- Convertible Exchangeable Preferred Stock."
(3) Excludes each named person's indirect ownership interest, if any, in the 28,811,214 shares of Tatham Offshore beneficially owned by DeepTech.
(4) Excludes each named person's indirect ownership interest, if any, in the 850 shares (85% of the outstanding shares) of Leviathan Holdings Company owned by DeepTech.
(5) Consists of shares which may be acquired pursuant to an option agreement among Mr. Albert, Mr. Tatham and DeepTech.
(6) In addition to the share ownership set forth in the table, each of Mr. Briscoe and Dr. Williams may be deemed to be the beneficial owner of 1,000 shares of common stock of Dover (representing 50% of Dover's outstanding common stock) that is owned by Dover Energy, Inc., a corporation in which each of such persons serves as an officer and director.
(7)   Mr. Briscoe's address is 2703 Rocky Woods, Kingwood, Texas  77339.
(8) Includes 689,086 shares held of record by Dover Energy, Inc. Each of Mr. Briscoe and Dr. Williams is a Director and officer of Dover Energy, Inc. and disclaims beneficial ownership of 459,391 shares held by Dover Energy, Inc.
(9)   Includes options to purchase 150,000 shares of Common Stock.
(10) Includes 25,727 shares assumed acquired as a result of conversion of 10,000 shares of Tatham Offshore's Series A Preferred Stock into Tatham Offshore common stock.
(11)  Includes options to purchase 150,000 shares of Common Stock.
(12) In addition to the share ownership set forth in the table, Mr. Darling owns 50 shares of the common stock of Offshore Processors, representing 5.0% of such subsidiary's outstanding common stock, and 50 shares of the common stock of Offshore Marketing, representing 5.0% of such subsidiary's outstanding common stock. In addition, Mr. Darling may be deemed to be the beneficial owner of 2,000 Preference Units of the Partnership owned by his wife and 2,000 Preference Units of the Partnership owned by a trust of which he is Trustee.
(13) Includes 40,731 shares held of record by a corporation of which Mr. Darling is a Director and officer. Excludes 100,000 shares held in trust for Mr. Darling's children.
(14) Includes 18,009 shares assumed acquired as a result of conversion of 7,000 shares of Tatham Offshore Series A Preferred Stock owned by his wife and/or children into Tatham Offshore common stock. Mr. Darling may be deemed to be the beneficial owner of 3,000 shares of each of Tatham Offshore's common stock and Series A Preferred Stock owned by his wife; 2,000 shares of each of Tatham Offshore's common stock and Series A Preferred Stock owned by each of his two children; and 20,000 shares of Tatham Offshore's common stock owned by a trust of which he is Trustee. Excludes 20,000 shares of Tatham Offshore common stock held in trust for Mr. Darling's children.
(15) Consists of 385,209 shares and warrants to purchase 1,445,497 shares. DLJ's address is 277 Park Avenue, New York, New York 10172.
(16) Includes 270,103 shares and warrants to purchase 55,641 shares. Also includes 385,209 shares and warrants to purchase 1,445,497 shares held by The Equitable Companies Incorporated's subsidiary, DLJ. The address of Equitable is 1290 Avenue of the Americas, New York, New York, 10104.
(17) Includes 25,727 shares assumed acquired as a result of conversion of 10,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(18) In addition to the share ownership set forth in the table, Mr. Gerard owns 1,200 Preference Units of the Partnership, representing less than 1% of the outstanding Preference Units.
(19) Includes 150,000 shares which may be acquired pursuant to an option agreement among Mr. Gerard, Mr. Tatham and DeepTech.
(20) Includes 7,718 shares assumed acquired as a result of conversion of 3,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(21) Includes 11,603 shares assumed acquired as a result of conversion of 4,300 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(22) Includes warrants to purchase 666,667 shares. Lehman Commercial Paper Inc.'s address is 3 World Financial Center, 9th Floor, New York, New York 10285.
(23) In addition to the share ownership set forth in the table, Mr. Lytal also owns 1,016 Preference Units of the Partnership, representing less than 1% of the outstanding Preference Units.
(24) Includes 384,168 shares of Common Stock owned by trusts for Mr. Tatham's children for which Mr. Morris serves as the trustee. Also includes options to purchase 150,000 shares of Common Stock. These trusts also own 33,000 preference Units in the Partnership, representing less than 1% of the outstanding Preference Units. In addition, Mr. Morris owns 1,400 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(25) Includes 6,054 shares assumed acquired as a result of conversion of 2,353 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(26) In addition to the ownership set forth in the table, Mr. Moses owns 36,164 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(27)  Includes options to purchase 18,750 shares.
(28) Includes 656,306 shares assumed acquired as a result of conversion of 255,100 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(29) In addition to the share ownership set forth in the table, Ms. Quinn owns 2,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(30) Includes 12,864 shares assumed acquired as a result of conversion of 5,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(31) Includes options to purchase 18,750 shares. In addition to the ownership set forth in the table, Ms. Sikes owns 1,269 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(32) Includes 3,859 shares assumed acquired as a result of conversion of 1,500 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(33) In addition to the share ownership set forth in the table, Mr. Sims owns 50 shares of the common stock of Offshore Marketing, representing 5.0% of such subsidiary's outstanding common stock, and 24,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(34)  Includes options to purchase 300,000 shares of Common Stock.
(35) In addition to the share ownership set forth in the table, Mr. Tatham owns 35 shares of Offshore Processors common stock, representing 3.5% of such subsidiary's outstanding common stock, and 35 shares of Offshore Marketing common stock, representing 3.5% of such subsidiary's outstanding common stock. Mr. Tatham's address is 7500 Texas Commerce Tower, Houston, Texas 77002.
(36)  Includes options to purchase 2,568,749 shares of Common Stock.
(37) Includes 3,972,248 shares assumed acquired as a result of conversion of 1,537,600 shares of Tatham Offshore Series A Preferred Stock and 21,000 shares of Tatham Offshore Series C Preferred Stock into Tatham Offshore common stock.
(38) In addition to the share ownership set forth in the table, Mr. Weir also owns 20,000 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(39)  Includes options to purchase 81,250 shares of Common Stock.
(40)  Dr. William's address is 14511 Westway Lane, Houston, Texas  77077.
(41) Includes 12,864 shares assumed acquired as a result of conversion of 5,000 shares of Tatham Offshore Series A Preferred Stock into Tatham Offshore common stock.
(42) In addition to the share ownership set forth in the table, the executive officers and Directors of DeepTech as a group beneficially own (i) 85 shares of the common stock of Offshore Processors, representing 8.5% of such subsidiary's outstanding common stock, (ii) 135 shares of the common stock of Offshore Marketing, representing 13.5% of such subsidiary's outstanding common stock, and (iii) 125,049 Preference Units in the Partnership, representing less than 1% of the outstanding Preference Units.
(43)  Includes options to purchase 4,432,499 shares of Common Stock.
(44) Includes 4,757,585 shares assumed acquired as a result of conversion of 1,863,853 shares of Tatham Offshore Series A and Series C Preferred Stock into Tatham Offshore common stock.
(45)  Includes options to purchase 75,000 shares of Common Stock.
(46)  Includes options to purchase 12,500 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of certain agreements, arrangements and transactions between or among DeepTech, its subsidiaries and/or certain related parties. It is DeepTech's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on DeepTech's experience in the industry and the terms of its transactions with unaffiliated parties, it is DeepTech's belief that all of the transactions described below involving DeepTech met that standard at the time such transactions were effected. In March 1994, DeepTech issued 12% Senior Secured Notes pursuant to an indenture which provides that DeepTech may not enter into any transaction or series of related transactions with an affiliate unless such transaction or series of transactions are on terms, on the whole, no less favorable to DeepTech than could be obtained in a comparable arm's-length transaction with a non-affiliate.

Management Agreements

         DeepTech provides management, operational, financial, accounting and administrative services to each of its subsidiaries pursuant to management agreements. The management fees charged to each of its subsidiaries are intended to approximate the amount of resources allocated by DeepTech to each such subsidiary. Leviathan, as general partner of the Partnership, is entitled to reimbursement of all reasonable expenses incurred by it or its affiliates for or on behalf of the Partnership by Leviathan to DeepTech under a management agreement. Each of the management agreements has a term expiring on June 30, 2002, and may be terminated thereafter upon 90 days' notice by either party thereto.

         For the year ended June 30, 1997, DeepTech determined the level of services it provided to Leviathan, Tatham Offshore, DeepFlex and Offshore Marketing and charged each of these subsidiaries an annual management fee of 54%, 24%, 18% and 4%, respectively, of DeepTech's overhead. During the year ended June 30, 1997 Leviathan charged the Partnership $7,377,000 of fees payable to DeepTech pursuant to the terms of the management agreement. During the year ended June 30, 1997, Tatham Offshore, DeepFlex and Offshore Marketing were charged $3,279,000, $2,459,000 and $546,000, respectively, under their respective management agreements. Only Leviathan, Tatham Offshore and Offshore Marketing paid their management fees to DeepTech during the year ended June 30, 1997.

Tatham Offshore Subordinated Notes

         As of June 30, 1997, Tatham Offshore had issued to DeepTech $60,000,000 aggregate principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") for funds received. The Subordinated Notes bore interest from the date of issuance at a rate of 11 3/4% per annum, payable quarterly in arrears; provided, however, effective July 1, 1997, interest began accruing at a rate of 13% per annum. Interest income related to these Subordinated Notes totaled $7,040,000 for the year ended June 30, 1997. The principal amount of the Subordinated Notes is payable in seven equal annual installments of approximately $8,571,000 commencing August 1, 1999. At any time after August 1, 1999, Tatham Offshore may redeem in full or may from time to time redeem in part, the Subordinated Notes, without penalty or premium, upon 90 days prior written notice to the holder thereof. The holders of the Subordinated Notes have the option, at any time and from time to time, to convert all or any portion of the principal and accrued interest outstanding thereunder into common stock of Tatham Offshore at $10.00 per share, subject to adjustment under certain circumstances. The holders of 20% or more of the principal amount of the Subordinated Notes and common stock into which Subordinated Notes have been converted have the right to demand the registration of the Subordinated Notes (or any shares of common stock issued upon conversion thereof) under the Securities Act; provided, however, that Tatham Offshore shall only be obligated to file and cause to become effective three registration statements with respect thereto. In addition, such holders have certain piggyback registration rights. The holders of a majority of the aggregate principal amount of the Subordinated Notes may accelerate the payment of the principal and interest thereon upon the occurrence of certain events of default which include the failure to pay principal or interest when due, the voluntary or involuntary bankruptcy of Tatham Offshore, an unpaid judgment against Tatham Offshore in excess of $5 million and the acceleration of other indebtedness of Tatham Offshore in excess of $5 million in the aggregate. Tatham Offshore has agreed not to incur additional subordinated indebtedness without the consent of the holders of the Subordinated Notes.

         In September 1997, DeepTech and Tatham Offshore entered into an option agreement to restructure the Subordinated Notes (the "Restructuring Option Agreement"). Under the Restructuring Option Agreement, DeepTech agreed to forgive the next two scheduled interest payments under the Subordinated Notes, a total of $3,900,000. In exchange, DeepTech received options from Tatham Offshore and agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Tatham Offshore common stock at the market price at the time the option is exercised; (ii) to purchase shares of Tatham Offshore 6% Senior Preferred Stock with a liquidation value of $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development Company, Inc. ("Tatham Offshore Development"), a wholly-owned subsidiary of Tatham Offshore, for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech is required to select one of the above restructuring transactions on or before December 31, 1997.

         Tatham Offshore Development holds the leasehold interests in Ewing Bank Blocks 958, 959, 1002 and 1003, the Sunday Silence Project. Under the Restructuring Option Agreement, Tatham Offshore has the right to pursue the sale, farmout or other disposition of the Sunday Silence Project during the option period. In the event that Tatham Offshore enters into a sales agreement for 100% of Tatham Offshore Development or the Sunday Silence Project prior to the expiration of the option period, DeepTech has the further option to receive 50% of the cash proceeds from such transaction as a prepayment of the Subordinated Notes. If DeepTech elects this option, DeepTech has agreed to convert the remaining principal amount of the Subordinated Notes into common stock of Tatham Offshore at the market price. For purposes of determining the market price of Tatham Offshore common stock under this agreement, the parties have agreed the market price shall be the average of the closing prices for the ten trading days immediately preceding the exercise of the option. DeepTech's option to acquire Tatham Offshore Development also includes all of Tatham Offshore's interest in a drilling arrangement with Sedco Forex Division of Schlumberger Technology Corporation ("Sedco Forex") for the use of a semisubmersible drilling rig in the Gulf of Mexico. Tatham Offshore has agreed not to sell less than 100% of its interest in Tatham Offshore Development pending the exercise by DeepTech of one of its options.

Loans from Officers, Directors and Affiliates

         As of July 1, 1996, DeepTech had issued a total of $6,640,000 of subordinated unsecured notes to Mr. Tatham and other affiliates (the "DeepTech Subordinated Notes") which bore interest at 15% per annum, payable quarterly and were guaranteed by DeepFlex on a subordinated basis to the Term Loan as defined below. On January 15, 1997, DeepTech issued $6,000,000 of renewal subordinated promissory notes (the "Renewal Notes") to Mr. Tatham and paid $640,000 to other affiliates in settlement of $6,640,000 of DeepTech Subordinated Notes. Interest expense and amortization of debt issue costs related to the DeepTech Subordinated Notes totaled $691,000 for the year ended June 30, 1997 of which $507,000 was related to indebtedness due Mr. Tatham.

         On January 23, 1997, DeepTech paid $1,650,000 principal amount of other company indebtedness and issued $15,350,000 aggregate principal amount of Senior Subordinated Notes to an investment banking firm in exchange for $9,350,000 principal amount of other company indebtedness, 1,100,000 DeepTech Warrants and $6,000,000 of Renewal Notes, all of which were concurrently purchased by the investment banking firm from the respective holders thereof. Mr. Tatham agreed to waive certain prepayment provisions in the Renewal Notes. In addition, in conjunction with Mr. Tatham's agreement to sell the Renewal Notes to the investment banking firm, DeepTech agreed to assign 1,100,000 of DeepTech's Warrants to Mr. Tatham and further agreed to provide Mr. Tatham and members of his immediate family the right, until June 1, 1997, to accept an offer made to certain warrantholders to exercise 25%, 37.5% or 50% of their Warrants in exchange for an extension of one, two or three years, respectively, in the expiration date of the remaining Warrants.

         In May 1997, DeepTech issued 722,917 shares of Common Stock to Mr. Tatham pursuant to the exercise of Warrants under this offer. Mr. Tatham exercised 447,917 Warrants at $4.50 per share and 275,000 Warrants at $10.00 per share. As a result, the expiration of 2,168,749 Warrants currently held by Mr. Tatham was extended by one year.

Guarantees

         In February 1996, DeepFlex entered into a term loan agreement to borrow $12,000,000 (the "Term Loan") from a syndicate of commercial lenders. The Term Loan bore interest at 12% per annum, payable monthly, was due on July 15, 1997 and was secured by substantially all tangible and intangible assets owned by DeepFlex. In addition, the lenders required an assignment by DeepFlex of the first preferred ship mortgage on the FPS Laffit Pincay. One of the lenders, Citibank, N.A., required that Mr. Tatham guarantee $6,000,000 of the Term Loan. In exchange for Mr. Tatham agreeing to guarantee a portion of the Term Loan, Mr. Tatham received from Citibank, N.A. warrants to purchase 333,333 shares of Common Stock, twenty-five percent of the loan fees payable by the Company to Citibank, N.A. and a quarterly fee equal to 50 basis points per annum for the period the guaranty is outstanding. DeepFlex retired the Term Loan on September 30, 1996.

Leviathan Dividends and Tax Sharing Payments

         During the year ended June 30, 1997, Leviathan Holdings paid $9,687,000 in cash dividends to its stockholders, which include DeepTech (85%), Mr. Darling (5%), Mr. Tatham (3%), Mr. Weir (1.25%) and Mr. Morris (0.25%). In addition, Leviathan paid DeepTech $3,222,000 during the year ended June 30, 1997 pursuant to a tax sharing agreement for estimated taxes for the year then ended.

Marketing Agreements

         The Partnership and Tatham Offshore have agreed to sell all of their oil and gas production to Offshore Marketing on a month to month basis. Offshore Marketing has agreed to purchase such production at the platforms to which it is delivered. The agreements with the Partnership and Tatham Offshore currently provide Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas. Sales to Offshore Marketing by the Partnership and Tatham Offshore totaled $113,412,000 for the year ended June 30, 1997.

PIK Notes

         As of June 30, 1996, DeepFlex Production Partners, L.P. ("DeepFlex Partners"), which is 50%-owned by DeepFlex and 50%-owned by wholly-owned subsidiaries of Coflexip Stena Offshore, Inc., owed DeepFlex $40,490,000 aggregate principal amount of subordinated payment-in-kind indebtedness ("PIK Notes"). Any additional advances from DeepFlex to DeepFlex Partners were evidenced by PIK Notes. PIK Notes bore interest at 12% per annum, payable quarterly, and were due on March 31, 2002. Interest was paid under certain circumstances by the issuance of additional PIK Notes. On September 30, 1996, an indirect wholly-owned subsidiary of DeepFlex acquired the FPS Laffit Pincay from DeepFlex Partners for the assumption of the then outstanding PIK Notes payable to DeepFlex of $40,056,000. Interest income related to the PIK Notes totaled $1,195,000 for the year ended June 30, 1997.

Convertible Exchangeable Preferred Stock

         As of July 1, 1996, DeepFlex owned 4,670,957 shares of Tatham Offshore's Series A 12% Convertible Exchangeable Preferred Stock and 5,329,043 warrants of Tatham Offshore. In December 1996, DeepFlex exercised 1,016,957 of its Tatham Offshore warrants to acquire an equal number of shares of Tatham Offshore's Series C 4% Convertible Exchangeable Preferred Stock at $1.00 per share. The remaining 4,312,086 warrants of Tatham Offshore held by DeepFlex were automatically converted into an equal number of shares of Tatham Offshore's Mandatory Redeemable Preferred Stock on January 1, 1997. At any time until December 31, 1998, each share of Tatham Offshore's Series A and C Convertible Exchangeable Preferred Stock held by DeepFlex may be exchanged for four warrants (the "Exchange Warrants") each of which entitles DeepFlex to purchase one share of Tatham Offshore common stock at a price equal to $0.653 per share. The Exchange Warrants expire July 1, 1999. Alternatively, at any time, DeepFlex may convert the liquidation value of its Tatham Offshore Series A and C Convertible Exchangeable Preferred Stock and accrued and unpaid dividends into shares of Tatham Offshore common stock at $0.653 per share. Tatham Offshore is required to redeem its Mandatory Redeemable Preferred Stock at a redemption price of $0.50 per share if it redeems any shares of its Series A, B or C Convertible Exchangeable Preferred Stock. Tatham Offshore is also required to redeem its Mandatory Redeemable Preferred Stock at a redemption price of $0.50 per share from net proceeds from the sale of Tatham

Offshore common stock pursuant to the exercise of Exchange Warrants, subject to certain conditions. After July 1, 1997, Tatham Offshore's Series A and C Convertible Exchangeable Preferred Stock and its Mandatory Redeemable Preferred Stock held by DeepFlex is redeemable at the option of Tatham Offshore.

Purchase and Sale Agreement

         On June 30, 1995, Flextrend Development entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with Tatham Offshore pursuant to which Flextrend Development acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. Flextrend Development is entitled to retain all of the revenue attributable to the Assigned Properties until it has received net revenue equal to the Payout Amount (as defined below), whereupon Tatham Offshore is entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. "Payout Amount" is defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 paid to Tatham Offshore) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding certain transportation agreements that increased the amount recoverable from the Payout Amount by $7,500,000 plus interest.

         Effective December 10, 1996, Flextrend Development exercised its option to permanently retain 50% of the acquired working interest in the Assigned Properties in exchange for forgiving 50% of the then-existing Payout Amount exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with the restructuring of certain transportation agreements discussed above. Flextrend Development remains obligated to fund any further development costs attributable to Tatham Offshore's portion of the working interests, such costs to be added to the Payout Amount. Flextrend Development's election to retain 50% of the acquired working interest in the Assigned Properties reduced the Payout Amount from $94,020,000 to $50,760,000. Subsequent to December 10, 1996, only 50% of the development and operating costs attributable to the Assigned Properties are added to the Payout Amount and 50% of the net revenue from the Assigned Properties will reduce the Payout Amount. As of June 30, 1997, the Payout Amount totaled $45,918,000.

Transportation, Processing and Platform Access Agreements

         General. Tatham Offshore has entered into transportation, processing and platform access agreements with the Partnership pursuant to a Master Gas Dedication Agreement in which Tatham Offshore dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal properties as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. These agreements are generally in effect for the productive life of the reserves. Tatham Offshore agreed to pay certain fees for transportation services and facilities access provided under the Master Gas Dedication Agreement. Pursuant to the terms of the Purchase and Sale Agreement, Flextrend Development assumed all of Tatham Offshore's obligations under the Master Gas Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties.

         Viosca Knoll. The Partnership charged Tatham Offshore $1,995,000 for the year ended June 30, 1997 for commodity and platform access fees associated with the Viosca Knoll 817 lease in accordance with certain agreements under the Master Gas Dedication Agreement. Commodity charges are based on the volume of oil and gas transported or processed.

         Ewing Bank. The transportation agreements with respect to the Ewing Bank properties provided for a monthly demand charge and a commodity charge equal to 4% of the market price for production actually transported. For the year ended June 30, 1997, charges under these agreements with the Partnership totaled $1,493,000. In May 1997, Tatham Offshore shut-in the Ewing Bank 914 #2 well as a result of a downhole mechanical problem.

         Ship Shoal. The transportation agreements related to the Ship Shoal Block 331 also provided for demand and commodity charges which totaled $638,000 for the year ended June 30, 1997. Completion problems related to three wellbores at Ship Shoal Block 331 resulted in minimal production from the property and as a result, Tatham Offshore has decided not to pursue further recompletion operations at this time.

Dover Services Agreements

         Effective November 1, 1995, Dover entered into Technology Services Agreements with each of Tatham Offshore and the Partnership (the "Dover Services Agreements") which expired on October 31, 1996. Under the Dover Services Agreements, Dover provided development and exploration services to Tatham Offshore and the Partnership, which services included, without limitation, 2-D and 3-D seismic interpretation, reserve quantification and evaluation, prospect generation, log analyses, mapping and technical presentations, and structural modeling utilizing CAEX technology with reasonable access to DeepTech's equipment. For the year ended June 30, 1997, charges for technical services by Dover to Tatham Offshore and the Partnership under the Dover Services Agreements totaled $160,000 and $96,000, respectively. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note as described below. Mr. Taylor, a Director of Tatham Offshore, owns one-third interest in Dover Energy, Inc. which owns 50% of Dover.

Affiliate Note

         On November 1, 1995, Tatham Offshore converted $1,734,000 of its accounts payable to Dover into an unsecured promissory note payable to DeepTech (the "Affiliate Note"). The Affiliate Note bore interest at 14.5% per annum, payable quarterly, and the principal was payable to DeepTech in six monthly installments which began on January 31, 1997. Interest expense related to the Affiliate Note totaled $202,000 for the year ended June 30, 1997.

Other

         In September 1995, Tatham Offshore reacquired an aggregate 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of the Viosca Knoll Block 772/773, 774, 818 and 861 (collectively, the "Viosca Knoll Properties") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Viosca Knoll Properties so acquired. The unpaid portion of the production payments is convertible into Tatham Offshore common stock at any time during the first five years at $8.00 per share. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof. At June 30, 1997, the unpaid portion of the production payment obligation totaled $12,535,000.

         In January and April 1995, DeepTech loaned Mr. Sims $100,000 and $300,000 respectively, evidenced by unsecured non-interest bearing demand notes. In June 1995, DeepTech granted stock options to purchase 300,000 shares of its Common Stock to Mr. Sims at an exercise price of $4.00 per share, the market price on the date of issuance. The options were exercised on June 12, 1995 in exchange for a note payable to DeepTech in the aggregate amount of $1.2 million. The note accrues interest at 8% per annum and if Mr. Sims continues to be employed by DeepTech for three years from the date of grant, DeepTech will forgive the note. If Mr. Sims voluntarily terminates employment with DeepTech prior to the end of the three year period from the date of grant, he must repay the note by either (i) paying principal and interest or (ii) returning the Common Stock to DeepTech to satisfy repayment of principal and interest.

         As of July 1, 1997, Elliott Associates, L.P., Westgate International, L.P. ("Westgate") and Martley International, Inc., which are entities under common control with Highwood Partners, L.P. ("Highwood Partners"), owned a total of 472,973 shares of Common Stock and 6,037,784 shares of Tatham Offshore's Series A Convertible Exchangeable Preferred Stock. In connection with the acquisition and financing of a semisubmersible drilling rig, DeepTech, DeepFlex and certain other subsidiaries of DeepTech and DeepFlex entered into certain transactions with Highwood Partners and its affiliates. Through July 1996, the DeepTech entities had borrowed a total of $18,250,000 from Highwood Partners and its related entities. In connection with the issuance of this debt, DeepTech granted Highwood Partners warrants, which were to expire on December 5, 1997, to acquire 472,973 shares of common stock at $5.00 per share. Highwood Partners assigned these warrants to Westgate. On September 30, 1996, DeepTech retired the indebtedness to Highwood Partners and its affiliates and Westgate exercised the warrants to acquire 472,973 shares of Common Stock. Interest related to this debt totaled $522,000 for the year ended June 30, 1997.

         From February 1996 through May 1997, the FPS Laffit Pincay provided contract drilling services to Flextrend Development. During this period, DeepFlex Partners and an indirect wholly-owned subsidiary of DeepFlex reported operating revenue totaling $9,116,000 and $10,779,000, respectively, related to these services. Net proceeds from the contract drilling services paid to DeepFlex Partners were used to pay interest and principal to DeepFlex on the PIK Notes.

         Mr. Tatham served as a Director of J. Ray McDermott, S.A. ("McDermott") from February 1995 through August 1997. Certain of the subsidiaries of the Partnership have contracted with certain subsidiaries of McDermott for construction and installation of pipelines and related facilities in the ordinary course of business. During the year ended December 31, 1996, the Partnership had incurred $30,627,000 pursuant to such contractual arrangements.

         Mr. Darling was a partner in Baker & Botts, L.L.P. During the year ended June 30, 1997, DeepTech and certain of its subsidiaries have paid legal fees and expenses to Baker & Botts, L.L.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires DeepTech's officers and directors, and persons who beneficially own more than 10% of Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission").

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to DeepTech, DeepTech believes that during the fiscal year ended June 30, 1997 its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Messrs. Fox, Clarke, Eads, Michael H. Lam and Weir and Ms. Sikes, detected certain possible deficiencies in their reporting to the Commission. In order to correct such possible deficiencies, each of the above named persons filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 covering a single transaction.

COMPARATIVE STOCK PERFORMANCE

         As required by applicable rules of the Commission, the performance graph was prepared based upon the following assumptions:

         1. $100 was invested in Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Oil - Secondary Index (the "Peer Group") on May 16, 1994 (the date the Common Stock commenced trading on The Nasdaq National Market).

         2.      Dividends are reinvested on the ex-dividend dates.


                           COMPARATIVE TOTAL RETURNS

             DEEPTECH INTERNATIONAL INC., S&P 500 INDEX, PEER GROUP
              (PERFORMANCE RESULTS MAY 16, 1994 TO JUNE 30, 1997)


                                   [CHART]


--------------------------------------------------------------------------------
                  16-MAY-94   30-JUN-94    30-JUN-95     30-JUN-96    30-JUN-97
--------------------------------------------------------------------------------
DEEPTECH           100.00       140.00        40.00         50.00        80.00
--------------------------------------------------------------------------------
S&P 500 INDEX      100.00       100.18       126.30        159.14       214.36
--------------------------------------------------------------------------------
PEER GROUP         100.00        98.43       101.28        117.40       126.79
--------------------------------------------------------------------------------

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

         Pursuant to the recommendation of the Conflicts and Audit Committee, the Board has appointed Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of DeepTech for the year ending June 30, 1998. DeepTech is advised that no member of Price Waterhouse LLP has any direct financial interest or material indirect financial interest in DeepTech or any of its subsidiaries or, during the past three years, has had any connection with DeepTech or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this appointment.

         A representative of Price Waterhouse is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.


                 RATIFICATION OF RESTRUCTURING OPTION AGREEMENT
                                    (ITEM 3)


         Restructuring of Subordinated Notes. DeepTech currently holds Tatham Offshore's Subordinated Notes with an aggregate principal amount of $60.0 million. Through June 30, 1997, the Subordinated Notes bore interest at a rate of 11 3/4% per annum, payable quarterly. During the year ended June 30, 1997, Tatham Offshore paid $7.1 million in interest to DeepTech under the notes. Effective July 1, 1997, the interest rate under the Subordinated Notes increased to 13% per annum. Under the terms of the Subordinated Notes, the principal amount of the notes was payable in seven equal annual installments beginning August 1, 1999.

         In September 1997, DeepTech and Tatham Offshore entered into the Restructuring Option Agreement. Under the Restructuring Option Agreement, DeepTech agreed to forgive the next two scheduled interest payments under the Subordinated Notes, a total of $3.9 million. In exchange, DeepTech received several options from Tatham Offshore and has agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Tatham Offshore common stock at the market price at the time the option is exercised; (ii) to purchase shares of 6% Senior Preferred Stock of Tatham Offshore with a liquidation preference value of $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech is required to select one of the above restructuring transactions on or before December 31, 1997. As a result, Tatham Offshore will no longer be obligated to make interest or principal payments under the Subordinated Notes.

         Tatham Offshore Development holds the leasehold interests in the Sunday Silence Project. Under the Restructuring Option Agreement, Tatham Offshore has the right to pursue the sale, farmout or other disposition of the Sunday Silence Project during the option period. In the event that Tatham Offshore enters into a sales agreement for 100% of Tatham Offshore Development or the Sunday Silence Project prior to the expiration of the option period, DeepTech has the further option to receive 50% of the cash proceeds from such transaction as a prepayment of the Subordinated Notes. If DeepTech elects this option, DeepTech has agreed to convert the remaining principal amount of the Subordinated Notes into Tatham Offshore common stock at the market price. For purposes of determining the market price of Common Stock under this agreement, the parties have agreed the market price shall be the average of the closing prices for the ten trading days immediately preceding the exercise date of the option. DeepTech's option to acquire Tatham Offshore Development also includes all of Tatham Offshore's interest in a drilling arrangement with Sedco Forex for the use of a semisubmersible drilling rig in the Gulf of Mexico. Tatham Offshore has agreed not to sell less than 100% of its interest in Tatham Offshore Development pending the exercise by DeepTech of one of its options.

         Ratification of this agreement shall be effective upon receiving the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this agreement.


                             STOCKHOLDER PROPOSALS


PROPOSALS FOR 1998 ANNUAL MEETING

         Pursuant to various rules promulgated by the Commission, any proposals of holders of Common Stock of DeepTech intended to be presented at the Annual Meeting of Stockholders of DeepTech to be held in 1998 must be received by DeepTech addressed to the Secretary, 7500 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, by June 15, 1998 in order to be included in DeepTech's proxy statement and form of proxy relating to that meeting.

PROPOSALS FOR 1997 ANNUAL MEETING

         With respect to business to be brought before the Annual Meeting, DeepTech has not received any notices from stockholders that it is required to include in this Proxy Statement.

                                    GENERAL

         As of the date of this Proxy Statement, the management of DeepTech has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

         The cost of any solicitation of proxies by mail will be borne by DeepTech. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and DeepTech will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, DeepTech has retained ChaseMellon Shareholder Services, L.L.C. to perform a proxy search to determine the beneficial owners of the Common Stock as of the record date and will pay a fee to such firm of approximately $225 plus reimbursement of expenses.

         The information contained in this Proxy Statement in the sections entitled "Report From the Compensation Committee Regarding Executive Compensation" and "Comparative Stock Performance" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that DeepTech specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.


                                     By Order of the Board of Directors,



                                     THOMAS P. TATHAM
                                     Chairman of the Board


Houston, Texas
November 25, 1997

                             [FRONT SIDE OF PROXY]

                                     PROXY
                          DEEPTECH INTERNATIONAL INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Thomas P. Tatham and Donald V. Weir as Proxies, with the power of substitution, and authorizes them to represent and to vote at the Annual Meeting of Stockholders to be held December 19, 1997, or any adjournment thereof, all the shares of Common Stock of DeepTech International Inc. held of record by the undersigned on November 15, 1997, as designated below.

     1.  Election of directors - director nominees:

     Thomas P. Tatham, Conrad P. Albert, Laney Chouest, Charles M. Darling, IV, Robert E. Fox, Steven L. Gerard, Nancy K. Quinn, Janet E. Sikes, Grant E. Sims, Donald V. Weir

     [ ] FOR all nominees listed above       [ ] WITHHOLD AUTHORITY
         (except as indicated below)             to vote for all nominees

     Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.

     -------------------------------------------------------------------------

     2. To ratify the selection of Price Waterhouse LLP as independent accountants.

         [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN

     3. To ratify the Board of Directors' approval of a Restructuring Option Agreement with Tatham Offshore, Inc.

         [ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN

     4. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the Annual Meeting.


                            [REVERSE SIDE OF PROXY]

         This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. Please refer to the Proxy Statement for a discussion of each of these matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. As to any other matter, said Proxies shall vote in accordance with their best judgment.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

                              Dated                  , 1997
                                   ------------------

                              ------------------------------------
                                          Signature

                              ------------------------------------
                                  Signature if held jointly


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.